Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-225382 on Form S-3, Registration Statement No. 333-226086 on Form S-3/ASR, and Registration Statement Nos. 333-226537 and 333-205717 on Form S-8 of our reports dated February 12, 2020, relating to the financial statements of Tallgrass Energy, LP (the "Partnership") and the effectiveness of the Partnership's internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 12, 2020